UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TEGNA INC.

(Exact name of registrant as specified in its charter)

STANDARD GENERAL L.P.
STANDARD GENERAL MASTER FUND L.P.
SOOHYUNG KIM
COLLEEN B. BROWN
ELLEN MCCLAIN HAIME
DEBORAH MCDERMOTT
STEPHEN USHER
DAVID GLAZEK
AMIT THAKRAR
DANIEL MALMAN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Standard General L.P., together with the other participants named herein, on March 30, 2020, filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of shareholders of TEGNA Inc., a Delaware corporation (the “Company”).

On April 7, 2020, Standard General issued the following press release:

Standard General Releases Investor Presentation Outlining Case for Change at TEGNA

Analyzes Performance Failures, Strategic Missteps, and Corporate Governance Issues Underlying Sustained Underperformance and Value Destruction

Urges Shareholders to VOTE the WHITE Proxy Card to Elect Standard General’s Four Exceptional Nominees, Who Bring Much Needed Industry Expertise and a Commitment to Maximizing Value for All Shareholders

NEW YORK, April 7, 2020 — Standard General L.P., the largest shareholder of TEGNA Inc. (“TEGNA” or the “Company”) (NYSE: TGNA), with an ownership interest of nearly 12% of the Company’s outstanding shares, today released an investor presentation detailing the performance failures, strategic missteps, and corporate governance issues underlying sustained underperformance and value destruction at TEGNA. The presentation also highlights the expertise of Standard General’s four nominees, who are committed to a thorough review of TEGNA’s operations, capital allocation, and strategic alternatives to maximize value for all shareholders.

Standard General encourages its fellow shareholders to read the presentation, as well as its proxy materials and shareholder letters, which are accessible at www.TomorrowsTEGNA.com.

Why Shareholders Should Vote for Change at TEGNA

•	TEGNA’s shareholder returns have drastically underperformed peers. TEGNA’s total shareholder return has underperformed its closest peers over every relevant time period. TEGNA seeks to avoid this conclusion by including a magazine publisher in its peer set and uses a performance period during which media reports speculating on a takeover surfaced, inflating TEGNA’s stock price. Despite having a premier collection of local affiliate broadcasting stations, TEGNA lags peers on key operational and financial metrics, including retransmission rates and EBITDA margins, and top-ranked stations acquired by TEGNA have seen significant declines in market share under current management.

•	Management pursued an expensive acquisition binge that has significantly increased leverage and risk without generating any meaningful increase in shareholder value. Since June 2017, TEGNA has spent $2 billion on largely out-of-market acquisitions, which were completed at high, above-market valuations. To complete these transactions, TEGNA has levered the Company’s balance sheet to roughly 5x EBITDA—the highest level in its history—creating significant risk and inflexibility. This capital could have been more optimally deployed to enhance shareholder returns.

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•	TEGNA appears to have squandered the opportunity to maximize the value of shareholders’ investment through a sale of the Company in a previously vibrant M&A market. Worse, TEGNA appears to have engaged in a series of defensive actions that impeded transformative M&A and destroyed shareholder value. Had TEGNA actively pursued a strategic transaction in early 2019, we believe it could have converted strong interest in a premium-priced acquisition from multiple credible parties into a deal that would have created significant value for shareholders. Instead, TEGNA made large, expensive, debt-fueled acquisitions and issued non-callable bonds with high breakage costs—driving up the cost to acquire the Company and potentially limiting its universe of possible buyers. Only after Standard General moved to replace a minority of TEGNA’s underperforming directors did TEGNA begin to engage with interested parties. Even then, TEGNA appears to have acted hesitantly and imposed unreasonable conditions on potential bidders, including, according to media reports, demanding proof of financing amid an unprecedented health and capital markets crisis. Consequently, TEGNA was unable to capitalize on any of four expressions of interest at $20 per share: two potential suitors have reportedly dropped out of contention, while two others have not been permitted to conduct due diligence. As a result of the actions and omissions of the current TEGNA Board, the window to maximize the value of shareholders’ investment in TEGNA may have closed. It should never have come to this.

•	TEGNA’s Board lacks relevant experience and has adopted poor governance practices. The current Board does not have a single independent director with local affiliate broadcasting experience. It has failed to implement an executive compensation structure that appropriately incentivizes management to create shareholder value and has not exercised discipline around capital allocation.

The presentation highlights that Standard General’s four exceptional nominees would bring new and independent perspectives to TEGNA’s Board, fill the critical void of relevant industry expertise, and move swiftly to conduct a full and fair evaluation of TEGNA’s operations and strategic alternatives to maximize shareholder value. If elected, the nominees have the following priorities:

•	Drive operational excellence – Review local broadcasting operations to enhance operating efficiencies and retransmission rates while ensuring TEGNA continues to deliver the highest quality programming to serve the needs of its communities

•	Optimize capital allocation – Review TEGNA’s current capital allocation framework and bring much needed rigor to its acquisition evaluation process

•	Improve corporate governance – Hold management accountable for delivering results that grow shareholder value; reevaluate existing management compensation and stock ownership programs to align management’s interests with those of shareholders

•	Thoroughly evaluate strategic alternatives – Review prior expressions of interest in TEGNA and the Board’s actions in response to those overtures; evaluate the full range of strategic alternatives available to TEGNA to maximize the value of shareholders’ investment

TRANSFORM TEGNA INTO THE BEST-IN-CLASS OPERATOR

WE BELIEVE IT SHOULD BE – TOMORROW’S TEGNA

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VOTE THE WHITE PROXY CARD TODAY

About Standard General

Standard General was founded in 2007 and primarily manages capital for public and private pension funds, endowments, foundations, and high net-worth individuals. Standard General’s extensive experience in local television broadcasting includes investments in: Media General, a former publicly-traded broadcasting company now part of Nexstar Media Group; Standard Media Group, an innovative and diverse media company committed to high-quality local news; and MediaCo Holding, a holding company that invests in local broadcast media and radio stations.

Media General was a publicly-traded broadcaster which, like TEGNA, had a long tradition in print media, and had divested those assets to pursue a pure-play broadcasting strategy. As a substantial shareholder with a single Standard General principal on the Board, we worked constructively with the management team and directors to help guide Media General through a merger with publicly-traded LIN Media LLC (NYSE: LIN) that more than doubled its station portfolio.

Following that merger, we helped oversee substantial increases in cash flow through a series of operational improvement initiatives and strategic acquisitions before ultimately selling the combined company to Nexstar Media Group (NASDAQ: NXST) in transaction valued at approx. $5 billion. The sale price represented a multiple of 11.2X EBITDA and an implied return of 179% during our 3.6 years of ownership. Holders who continue to own the stock today have earned a 280% return over 6.6 years.

Media Contact
media@standgen.com

Forward-looking Statements

All statements contained in this communication that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this communication that are not historical facts are based on current expectations, speak only as of the date of this communication and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Standard General L.P. disclaims any obligation to update the information herein except as may be required by law and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Standard General L.P. has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

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Important Information

Standard General L.P., together with the other participants in Standard General’s proxy solicitation, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the 2020 annual meeting of shareholders (the “Annual Meeting”) of TEGNA Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Standard General’s proxy solicitation. These materials and other materials filed by Standard General with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Standard General with the SEC are also available, without charge, by directing a request to Standard General’s proxy solicitor, Okapi Partners LLC, at its toll-free number 1-855-208-8902 or via email at info@okapipartners.com.

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